Exhibit 99.1

Spero Therapeutics Awarded up to an Additional $12.9 Million by BARDA to Support the Development of Orally Administered Tebipenem Pivoxil in Pediatric Patients

New award option exercised by BARDA brings the total potential funding from its existing contract with Spero up to $59.7 million

CAMBRIDGE, Mass., January 19, 2022 — Spero Therapeutics, Inc. (Nasdaq: SPRO) today announced that the Company and the Biomedical Advanced Research and Development Authority (BARDA), part of the office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services, are expanding their existing partnership to develop tebipenem as a treatment for complicated urinary tract infections (cUTI), including pyelonephritis, in pediatric patients.

BARDA added, and exercised, a new option on the contract originally awarded to Spero in 2018. The new option increases the total amount of committed funding by $12.9M to $46.9M, increasing the total potential contract value to $59.7M. As previously announced, the Defense Threat Reduction Agency (DTRA) is providing up to approximately $10.0M, in addition to the total potential award from BARDA, to cover the cost of the nonclinical biodefense aspects of the collaboration program for tebipenem HBr. The additional $12.9M option is expected to provide support for a clinical trial and related activities for orally administered tebipenem pivoxil’s use in treating pediatric patients with cUTI, including AP.

“We are pleased to expand our relationship with BARDA and look forward to continuing our productive collaboration,” said Ankit Mahadevia, M.D., Chief Executive Officer of Spero Therapeutics. “This new option award not only provides further external validation for tebipenem HBr and its robust clinical dataset, but also allows us to pursue development of tebipenem for use in pediatric patients with cUTI. We would like to thank BARDA for their continued collaboration, as we work to address oral alternatives to treat multi-drug resistant bacterial infections, providing therapeutic options to those adults and children with unmet need.”

Spero currently has a New Drug Application (NDA) seeking approval for tebipenem HBr oral tablets for treatment in adult patients with cUTI, including pyelonephritis, caused by susceptible microorganisms, under review by the United States Food and Drug Administration (FDA).

Tebipenem HBr Research Support

This project has been funded in part with federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

About Spero Therapeutics

Spero Therapeutics, Inc. is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multi-drug-resistant (MDR) bacterial infections and rare diseases.

Spero’s lead product candidate, tebipenem HBr (tebipenem pivoxil hydrobromide; formerly SPR994), is being developed as the first oral carbapenem antibiotic for use in cUTI, including pyelonephritis. On January 3, 2022, Spero announced that FDA has accepted its NDA for tebipenem HBr tablets.

Tebipenem HBr is an investigational drug in the United States and is currently not approved for the treatment of complicated urinary tract infection, including pyelonephritis.

Spero is also developing SPR720 as a novel oral therapy product candidate for the treatment of a rare, orphan pulmonary disease caused by non-tuberculous mycobacterial infections.

Spero also has an IV-administered next generation polymyxin product candidate, SPR206, developed from its potentiator platform, which is being developed to treat MDR Gram-negative infections in the hospital setting.

For more information, visit https://sperotherapeutics.com.

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, potential approval of tebipenem HBr by the FDA; potential funding by the DTRA; potential payments under Spero’s agreement with BARDA; future clinical trials for pediatric use of tebipenem HBr; future use of tebipenem HBr for pediatric patients; the timing of launch of tebipenem HBr; the potential number of patients who could be treated by tebipenem HBr and market demand for tebipenem HBr generally; the effectiveness of tebipenem HBr and its potential impact on healthcare resource utilizations; the anticipated shift from IV to oral administration; the sufficiency of Spero’s cash resources and Spero’s anticipated expenses; and the availability of additional non-dilutive funding from governmental agencies beyond any initially funded awards . In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the COVID-19 pandemic; the timing and content of advice given and decisions made by regulators, including the FDA; Spero’s need for additional funding; the lengthy, expensive, and uncertain process of clinical drug development; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved; the ability to develop and commercialize Spero’s product candidates, if approved; the potential impact of the COVID-19 pandemic; Spero’s ability to retain key personnel and to manage its growth; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Investor Relations Contact:

Ted Jenkins

Vice President, Investor Relations and Specialty Finance

Tjenkins@sperotherapeutics.com

(617) 798-4039

Media Contact:

Jacqueline Pomfret Kirby

Vice President, Corporate Affairs

Jkirby@sperotherapeutics.com

(617) 798-4074